Exhibit 10.3
Cricket

April 7, 2008
Mr. Jeffrey E. Nachbor
14107 Manor Drive
Leawood, KS 66224
Dear Jeff:
We are pleased to offer you the position of Senior Vice President, Financial Operations/Chief Accounting Officer reporting to Doug Hutcheson, Chief Executive Officer President/Acting Chief Financial Officer, Leap Wireless, International. The terms of the offer are as follows:
1.	A starting bi-weekly salary of $12,500.00; if annualized, $325,000.

2.	In consideration of the importance of this position, you will receive a sign-on bonus of $50,000 (less applicable taxes) payable within 30 days of assuming the responsibilities of your position.

Should you terminate your employment with Cricket within one year of receiving this bonus, you agree to payback a pro-rated amount of the sign-on bonus received.

3.	Eligibility to participate in our Short Term Incentive Bonus Plan. You will have an opportunity to earn a target bonus up to 65% of your base compensation. The bonus payout will be based on company and individual performance and prorated based on your date of employment.

We will guarantee the first half ‘08 bonus at 100% of target. This bonus will be paid 8 weeks after the close of the second quarter.

4.	Cricket agrees to pay you retention bonuses as follows:
•	$50,000 (less taxes) to be paid at the end of your first year of employment.

•	$50,000 (less taxes) to be paid at the end of your second year of employment.

•	$50,000 (less taxes) to be paid at the end of your third year of employment.
5.	This offer is contingent upon the successful completion of reference checks to be completed by Leap within 5 business days of this offer of employment.

6.	Attached you will find a comprehensive description of our benefits package for your information. In addition to your normal paid time off accrual you will accrue one additional week of paid time off annually. Therefore, your annual paid time off accrual for years one through five will be four weeks per year.

7.	We will facilitate your relocation from Leawood, Kansas to San Diego, California. A copy of our relocation package/program is enclosed for your review.

The company will provide you with a temporary living allowance of $55,000 grossed up to cover your temporary living expenses for up to 14 months. This $55,000 is designed to cover all of your expenses (housing, utilities, food, travel, etc).

Should you terminate your employment prior to the 14 months, you will be required to payback a prorated portion of these monies.

8.	You will be eligible to participate in Cricket’s Long Term Incentive Plan (LTIP), which consists of 85,000 stock options and 20,000 shares of restricted stock. The restricted stock and stock options will have a five year vesting schedule and are performance based. Your stock grant will be contingent upon approval by Leap’s Board of Directors, which we expect to obtain within 45 days of your date of hire. You will be notified in writing of the approval and the corresponding LTIP documents will be provided to you at that time.

9.	As an officer of the company, you will be eligible to participate in the Severance Program for Senior Vice Presidents. Attached, please find a sample copy of our severance agreement. During your first month of employment with the company, we will finalize this benefit.
Please note that this offer of employment is contingent upon the favorable results of a drug and alcohol test, the results of a background investigation and your signing and agreeing to the terms of the Invention Disclosure, Confidentiality & Proprietary Rights Agreement. We will initiate the background investigation immediately. Included with this letter is a clinic passport that contains the name, address, and telephone number of the medical center that you will go to in order to complete your pre-employment drug and alcohol test specimen collection. Please take this passport with you when you go for your test.

You must appear at Lab Corp PSC (please call first before going) for your drug and alcohol test within 36 hours of your receipt of this offer letter. Please be sure to have a photo ID with you when you check in for the screening.
Please return a signed copy of this offer letter along with the attached Terms of Employment and Invention Disclosure, Confidentiality & Proprietary Rights Agreement. Please note that this offer is valid for five days from the date of this letter. If you have any questions, please do not hesitate to call me at (858) 882-6015.
Congratulations and welcome!
Sincerely,
/s/ Leonard C. Stephens
Leonard C Stephens
Senior Vice President Human Resources
I accept the offer of employment made to me by Cricket Communications, Inc. and agree to the terms set forth above.

Offer accepted:	Jeffrey E. Nachbor	/s/ Jeffrey E. Nachbor
	Printed Name	Signature